Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850 randi.baldwin@amac.com

AMAC EXECUTES MULTI-YEAR CONTRACT WITH
CITY OF NEW YORK, HUMAN RESOURCES ADMINISTRATION
FOR THE PROVISION OF PERSONAL EMERGENCY RESPONSE SYSTEMS

Oceanside, NY -- (BUSINESS WIRE)—October 16, 2007—American Medical Alert Corp. (NASDAQ: AMAC) today announced it has executed a contract based on its bid award from the City of New York, Human Resources Administration (HRA) to continue providing Personal Emergency Response Services (PERS) to Medicaid home care clients. The contract term is two years, with two options to renew in favor of HRA for two additional two year terms. Based on an annual caseload of approximately 7,000, the six year value of the contract exceeds $14 million. PERS is provided to eligible Medicaid clients in the five boroughs as an enhancement to traditional home care services under HRA’s Home Care Services Program.

Frederic S. Siegel, AMAC’s Executive Vice President commented, "Having provided critical life safety monitoring services to HRA’s clients for more than 20 years, AMAC brings extensive knowledge and understanding of the program to support this innovative home health monitoring initiative. We look forward to the opportunity to build on current and past experiences to continue to provide cost-effective technologies that support independent living.”

Under the program, qualified seniors receive AMAC’s premium product offering which includes a two-way voice console unit, a lightweight, wireless activator which can be conveniently worn around the neck, wrist or attached to a belt, a dedicated bathroom activator and monitored smoke detector. When the system is activated, the console unit immediately dials a toll-free number to AMAC’s National 24/7 Response Center and opens a two-way voice link between the senior and trained monitoring personnel to identify the nature of the call and dispatch appropriate assistance as necessary.

Jack Rhian, AMAC’s Chief Executive Officer and President added, “Under the terms of the agreement, a downward rate adjustment was made in conjunction with reduced equipment requirements from previous years. Management believes the net effect of this modification will not have a material effect on the Company’s overall profitability.”

Rhian further commented, “As previously reported in AMAC’s 10-Q, on August 13, 2007, AMAC was notified that one of the bidders has filed an Article 78 proceeding seeking a reversal of HRA's determination that AMAC was the lowest qualified bidder. HRA and AMAC are defending the proceeding. AMAC management believes the claim to be without merit. ”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis, NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI, Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications. www.amac.com

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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